Exhibit 99.1

News Release

FREYR Provides an End of First Quarter 2021 Company Update

OSLO, Norway and NEW YORK, NY, 8 April 2021 - FREYR AS, (the “Company” or “FREYR”), the Norway-based developer of clean, next-generation battery cell production capacity set to become a publicly listed company on the New York Stock Exchange (“NYSE”) in the second quarter of 2021 through a business combination with Alussa Energy Acquisition Corp. (“Alussa Energy”), today provides an end-of-quarter company update.

Key developments in the first quarter of 2021:

•	Announced business combination with Alussa Energy and NYSE listing, providing an estimated $850 million in equity funding for up to 43 GWh of clean battery cell production capacity

•	Transaction anchored by strategic and institutional investors, including Koch Strategic Platforms, Glencore, Fidelity Management & Research Company LLC, Franklin Templeton, Sylebra Capital and Van Eck Associates Corporation

•	The combined company will be named FREYR Battery and have an experienced board of directors upon transaction completion, including Jeremy Bezdek, Managing Director at Koch Strategic Platforms, and Olaug Svarva, previously CEO of The Government Pension Fund Norway

•	FREYR is progressing multiple customer relationships towards offtake agreements across all target segments amid strengthening market fundamentals as electric vehicle equipment manufacturers and other off-takers increasingly require a strategic, localized, low-cost and low-carbon supply of battery cells to accelerate the energy transition

•	FREYR is advancing its pipeline of potential up- and downstream value-chain partnerships for cost competitive raw-material supply and additional access points to target markets

•	Announced non-binding letter of intent (“LOI”) with Glencore for supply of up to 3,755 tonnes of high-grade sustainably sourced cobalt metal cut cathodes

•	Development of FREYR’s pilot/customer qualification plant progressing with expected construction completion in the first half of 2022 on brownfield site in Mo i Rana, Norway, tenders issued for all production equipment

•	Strengthened leadership team and initiated expansion of wider organization to execute modularized Gigafactory development plan matching market demand and enabling further growth

•	Received Norwegian government grants of NOK 181 million (approximately $21 million) supporting technology development and production plans

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“In line with our market expectations of exponential growth in battery cell demand we see increasing signs supply shortages as the global energy transition and decarbonization of transportation and energy systems accelerate. This is reflected in strong progress on an increasing number of customer dialogues within FREYR’s target markets of electrical vehicles, energy storage systems and marine applications. The underlying battery cell supply shortage creates positive market dynamics supporting offtake of significant volumes under competitive contracts for localized low cost, low carbon battery cell suppliers. Our strategy for rapid scale-up of low cost, clean production capacity based on commercially introduced, next-generation battery technology partnerships is highly appreciated by both prospective customers and an increasing number of potential value-chain partners,” says Tom Jensen, the Chief Executive Officer (CEO) of FREYR.

“We are on track to deliver on our ambition of producing battery cells with high energy density at low cost with the world’s lowest carbon footprint positioning FREYR as one of Europe’s largest battery cell suppliers by 2025,”adds Torstein Dale Sjøtveit, FREYR’s Executive Chairman..

NYSE listing to provide funding for phased battery cell Gigafactory development

On 29 January 2021, FREYR announced that it will become a publicly listed company through a business combination with Alussa Energy, raising approximately $850 million in equity proceeds, assuming no redemptions of Alussa Energy shareholders, to accelerate the development of up to 43 GWh clean battery cell manufacturing capacity in Norway. The transaction includes a $600 million fully committed Private Investment in Public Equity (“PIPE”) anchored by strategic and institutional investors, including Koch Strategic Platforms, Glencore, Fidelity Management & Research Company LLC, Franklin Templeton, Sylebra Capital and Van Eck Associates Corporation. 100% of FREYR’s existing shares will roll over into the combined company.

Subject to closing conditions being met, the combined company will be named “FREYR Battery” ("Pubco") and its common stock is expected to start trading on the New York Stock Exchange under the ticker symbol FREY upon closing, expected in the second quarter of 2021. On 16 February 2021, the extraordinary general meeting of FREYR approved the business combination. Alussa Energy expects its Special Meeting to approve the business combination to take place between second half of April and first half of May 2021.

Pubco will have an eight-person board of directors. FREYR has nominated Torstein Dale Sjøtveit, Peter Matrai and Olaug Svarva as directors of Pubco. Svarva is the Chair of the Board of DNB ASA, Norway’s largest financial institution and Norfund, the Norwegian Investment Fund for Developing Countries and a Director at Investinor AS, an evergreen investment company funded by the Norwegian government. Svarva was previously CEO of The Government Pension Fund Norway from 2006 to 2018. Matrai is a co-founder of FREYR with decades of experience in finance, technology commercialization and operations within bioenergy and sustainability ventures. Sjøtveit is one of the founders of FREYR, Chairman nominee and brings over 35 years of executive leadership experience developing complex utility and energy projects globally.

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Alussa Energy has tentatively nominated Daniel Barcelo, German Curá and Monica Tiúba as directors of Pubco. Tiúba is a Director of the Board of Tenaris S.A. and the Chair of the audit committee; Curá is Vice Chairman of the Board of Tenaris S.A.; and Barcelo is founder and Chief Executive Officer of Alussa Energy.

FREYR and Alussa Energy have also agreed to nominate to the Pubco board of directors Jeremy Bezdek, a Managing Director at Koch Strategic Platforms, a strategic investor in the PIPE.

Progressing Norway’s first industrial scale lithium-ion battery cell manufacturing facility

At end of March, FREYR commenced development of its pilot/customer qualification plant by preparing the brownfield site for installation of production equipment to optimize manufacturing of clean, low-cost and high-energy density battery cells based on renewable energy.

The pilot/customer qualification plant is expected to be Norway’s first industrial scale lithium-ion battery cell manufacturing facility when operational in 2022. It will use 24M Technologies’ (“24M”) disruptive SemiSolid lithium-ion battery platform technology to develop and qualify battery cell designs and support FREYR’s plan to build up to 43 GWh of battery cell production capacity by 2025. FREYR targets announcing the supplier of production equipment for the pilot plant at end-of-May based on ongoing tender processes.

FREYR is currently participating in more than 40 ongoing customer dialogues and will leverage the pilot plant to produce sample battery cells for customer qualification and product certification to support customer off-take agreements. FREYR has in recent months announced non-binding memoranda of understanding with Siemens Energy AS, Scatec ASA, Maersk Norge AS and ITOCHU Corporation to supply battery cells to accelerate the deployment of renewable energy solutions.

FREYR is also maturing relationships across the battery supply chain according to its partnership-based strategy, and on 1 February 2021, the Company announced a non-binding LOI with Glencore International AG for supply of up to 3,755 tonnes of sustainably sourced cobalt metal cut cathodes produced at Nikkleverk, Glencore’s Norwegian operations. Glencore is also one of the PIPE investors contributing equity in connection with the proposed business combination with Alussa Energy. Previously, FREYR announced non-binding memoranda of understanding with companies such as Elkem Carbon AS, Maersk Norge AS, ITOCHU Corporation and Sumisho Metalex Corporation.

Strengthened leadership team and initiated expansion of wider organization

In parallel to the operational developments, FREYR is accelerating the organisational build-up to expand execution capabilities and capacity following establishment of the leadership team in early 2021. This was led by the appointment of Jan Arve Haugan, an international energy sector and technology-driven industry veteran, as Chief Operating Officer and Deputy CEO; Hege Marie Norheim, a seasoned professional and leader within stakeholder relations and sustainability, as Executive Vice President, Human Resources, Sustainability and Communication; and Gery Bonduelle, a professional within energy storage solutions technology and sales, as Executive Vice President Sales.

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FREYR is currently in the process of building out the existing team with more than 70 highly qualified professionals to support the development of the pilot and customer qualification plant and FREYR’s subsequent planned giga-factories in Mo i Rana, Norway, as well as bolstering sales, marketing and corporate functions. The FREYR organisation has grown to approximately 50 employees to date in 2021 including the most recent hires joining in the coming weeks. They represent multiple nationalities and various backgrounds including experience from developing and operating complex production facilities within the oil and gas, aluminium and other process-intensive industries across all levels of the organisation. FREYR targets having above 200 employees by year-end 2021, increasing to an estimated 1,400 employees when the planned Gigafactories in Mo i Rana are operational by 2025.

Received low-emission government grants

FREYR also received a NOK 142 million (approximately $17 million) grant from the Norwegian Ministry of Climate and Environment through ENOVA SF as part financing for the development and construction of the pilot plant and a NOK 39 million (approximately $4 million) grant from Innovation Norway, the Norwegian Government’s key instrument for supporting innovation and development of Norwegian enterprises and industry. The grants support development of environmental technology and innovations that reduces greenhouse gas emissions.

As part of FREYR’s technology development strategy, the company during the first quarter began working with the Norwegian University of Science and Technology (NTNU) and the professional research organization SINTEF on the research and development of clean battery cell technology based on 24M technology. NTNU and SINTEF’s battery laboratory facilities provide access to scientific expertise and machinery for lithium-ion battery (LiB) cell manufacturing research.

Partnership with 24M Technologies to industrialize next generation technology solution

As previously reported, on December 21, 2020 FREYR entered into a definitive License and Services Agreement to use 24M’s SemiSolid lithium-ion battery platform technology in the planned facilities in Mo i Rana (the “24M License”). The 24M License provides FREYR with rights to produce battery cells based on 24M’s current and future technology, and 24M will provide services to FREYR, including technical training of engineers, information relevant to construct and operate the factories and on-site support, starting with the pilot/customer qualification plant.

The 24M License provides FREYR with a worldwide license to manufacture, offer for sale and sell an unlimited number of battery cells, excluding rights to (a) manufacture battery cells within each of Japan and the members of the Association of Southeast Asian Nations (“ASEAN”) until December 31, 2022 and (b) sell and offer to sell battery cells within each of Japan and the ASEAN until a future date currently estimated for each to be December 31, 2022. Furthermore, the 24M License only provides for limited exclusivity. With the exception of direct grants to any company that produces more than 500,000 cars and/or more than 10,000 trucks or buses annually, 24M will refrain from granting any license to manufacture battery cells within (i) Denmark, Norway, Sweden, Finland, Greenland and Iceland (the “Scandinavian Region”) through December 31, 2023 and (ii) the European Economic Area, excluding the Scandinavian Region and the grant of no more than two licenses, inclusive of that granted to FREYR in the 24M License, through December 31, 2023, in either case wherein the battery cells are produced for use, used or sold for grid connected electricity storage system applications that have more than 200 kWh of lithium-ion battery storage capacity, excluding any applications related to automotive charging or discharging. 24M may terminate the 24M License if FREYR fails to achieve a sustained production rate of at least 1 GWh per year by December 31, 2024.

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Positioning FREYR as one of Europe’s largest battery cell suppliers by 2025

“There is increased momentum in developing FREYR’s clean Nordic solutions for the rapidly growing global demand for high-energy density and cost competitive battery cells. Privileged access to next generation technology, capital, motivated people and strong value chain partnerships support the execution of FREYR’s strategy to become a global champion in reliable, safe, clean and low cost battery cell manufacturing and unlock sustainable, long-term returns to our shareholders and stakeholders,” Tom Jensen concludes.

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About FREYR AS

FREYR plans to develop up to 43 GWh of battery cell production capacity by 2025 to position the Company as one of Europe’s largest battery cell suppliers. The facilities will be located in the Mo i Rana industrial complex in Northern Norway, leveraging Norway’s highly skilled workforce and abundant, low-cost renewable energy sources from hydro and wind in a crisp, clear and energized environment. FREYR will supply safe, high energy density and cost competitive clean battery cells to the rapidly growing global markets for electric vehicles, energy storage, and marine applications. FREYR is committed to supporting cluster-based R&D initiatives and the development of an international ecosystem of scientific, commercial, and financial stakeholders to support the expansion of the battery value chain in our region. For more information, please visit www.freyrbattery.com.

About Alussa Energy Acquisition Corp.

Alussa Energy is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Alussa Energy may pursue an acquisition opportunity in any industry or sector, Alussa Energy intends to focus on businesses across the entire global energy supply chain. For more information, please visit: https://www.alussaenergy.com.

Contact information

FREYR

Steffen Føreid, CFO, +47 9755 7406, steffen.foreid@freyrbattery.com

Harald Bjørland, Investor Relations, +47 908 58 221, harald.bjorland@freyrbattery.com

Hilde Rønningsen, Director of Communications, +47 453 97 184, hilde.ronningsen@freyrbattery.com

Alussa Energy

Chi Chow, Alussa Energy, Strategy & Investor Relations, +1 929-303-6514, cchow@alussaenergy.com

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Forward-looking statements

The information in this press release includes forward-looking statements and information based on management’s expectations as of the date of this press release. All statements other than statements of historical facts, including statements regarding FREYR’s business strategy, achievement of life cycle emissions targets, the development production plants, number of employees, size of the board of directors, mechanics and consummation of the anticipated business combination with Alussa Energy (the “Transaction”) and the terms of such combination, anticipated benefits of FREYR’s technologies and projected production capacity are forward-looking statements. The words “may,” will,” “expect,” “plan,” “target,” or similar terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. FREYR may not actually achieve the plans or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from current expectations, include FREYR’s ability to execute on its business strategy and develop and increase production capacity in a cost-effective manner; changes adversely affecting the battery industry; the further development and success of competing technologies; the failure of 24M technology or FREYR’s batteries to perform as expected; and our ability to complete the business combination with Alussa Energy on the terms that we currently expect or at all.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the Transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No Assurances

There can be no assurance that the Transaction will be completed, nor can there be any assurance, if the Transaction is completed, that the potential benefits of combining the companies will be realized.

Important Information about the Transaction and Where to Find It

In connection with the Transaction, Alussa Energy and Pubco will file relevant materials with the SEC, including a Form S-4 registration statement to be filed by Pubco (the “S-4”), which will include a prospectus with respect to Pubco’s securities to be issued in connection with the proposed business combination and a proxy statement (the “Proxy Statement”) with respect to Alussa Energy’s shareholder meeting at which Alussa Energy’s shareholders will be asked to vote on the proposed Business Combination and related matters. ALUSSA ENERGY SHAREHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE S-4 AND THE AMENDMENTS THERETO AND OTHER INFORMATION FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT ALUSSA ENERGY, PUBCO, FREYR AND THE TRANSACTION. When available, the Proxy Statement contained in the S-4 and other relevant materials for the Transaction will be mailed to shareholders of Alussa Energy as of a record date to be established for voting on the proposed business combination and related matters. The preliminary S-4 and Proxy Statement, the final S-4 and definitive Proxy Statement and other relevant materials in connection with the Transaction (when they become available), and any other documents filed by Alussa Energy with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Alussa Energy Acquisition Corp. at c/o PO Box 500, 71 Fort Street, Grand Cayman KY1-1106, Cayman Islands.

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